EXHIBIT 99.1

Paradyne Networks, Inc. Reaches Settlement Agreement in Class Action Lawsuit

LARGO, FL—October 15, 2003 — Paradyne Networks, Inc. (NASDAQ:PDYN), a leading provider of broadband voice, data and video network access solutions, announced today that it has reached an agreement to settle the class action lawsuit commenced in October 2000 against the Company and certain of its current and former officers and directors in the U.S. District Court for the Middle District of Florida, Tampa Division, alleging violations of certain securities anti-fraud provisions of the federal securities laws. The settlement is subject to court approval.

Under the proposed settlement agreement, Paradyne will pay $3 million to the plaintiff stockholders and admits no wrongdoing in exchange for a dismissal and release of all claims against the defendants. The settlement will be funded entirely by Paradyne’s insurer.

“Based on a careful review of the evidence, we are convinced that Paradyne did nothing wrong and would not be liable for any damages in this action,” said Sean Belanger, Paradyne’s chief executive officer. “We are settling this case to avoid the disruption and distraction to the Company that often accompanies protracted litigation.”

The class action settlement is subject to preliminary approval by the judge of the U.S. District Court presiding over the case. The parties to the agreement will promptly seek such approval from the court and anticipate that the court will rule on the request in the coming months. A final hearing will be held after delivery of notice to the class members. At that time, the court will determine whether to grant final approval of the settlement. The terms of the settlement and the procedure which stockholders may follow will be set forth in the notice to be sent to the class members.

The terms of the Stipulation and Settlement Agreement include no finding of wrongdoing on the part of any of the defendants, including the Company, or any other finding that the allegations had merit. The Company and the other defendants have denied, and continue to deny, that they violated any federal securities or other laws.

About Paradyne

Paradyne is a leading developer of carrier-class, high-speed network access solutions for broadband voice, data and video. A recognized market leader in digital subscriber line (DSL), service level management (SLM), and Broadband Voice and Media Gateway solutions, Paradyne markets its award-winning GranDSLAM® and BitStorm™ DSL systems, ReachDSL™ and EtherLoop® products, Jetstream® Media Gateway systems and iMarc™ Service Level Management systems to service providers and business customers worldwide. More information may be obtained by visiting www.paradyne.com or by calling 1-727-530-8623.

Information about Forward-Looking Statements:

This press release contains forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations and beliefs as well as on assumptions made by, and information currently available to, management. Among the factors that could cause actual future events to differ materially include: the court’s decision on preliminary approval of the settlement; the number of stockholders who elect to opt out of the settlement; the objections that are filed against the settlement; and the final approval by the court and any appeal from the judgment.

Press Contact:

Trish Boccuti

727 530 2558

trish@paradyne.com